EXHIBIT 10.2

COLLECTION SERVICES AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into this 3rd day of December, 2008, by and between UAC AM Collection, LLC, a Minnesota limited liability company ("Agency") and SHAC, Inc., an Arkansas corporation ("Client") whereby Agency has agreed to attempt to collect, as an independent contractor, certain accounts receivable, notes and other instruments which represent monies and obligations due to Client by third parties, all as identified on the attached Exhibit A (hereinafter collectively referred to as the "Portfolio").

     WHEREAS, Client desires to retain the services of Agency to assist Client in the collection of the Portfolio related to its "buy here, pay here" business operated under the name of "Auto Master" from its retail sales locations in the States of Arkansas, Texas, Oklahoma and Missouri; and

     WHEREAS, Client has decided to engage Agency to perform the collection services previously performed by Client's and Client's affiliates' employees from the various former Auto Master retail locations and its Euless collection center.

     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, the parties agree as follows:

     1.     Portfolio. The contents of Exhibit "A" notwithstanding, the Portfolio shall not include receivables charged off by Client in the Client's ordinary course of business before the execution of this Agreement. As to any accounts receivable, notes, contract rights and related lien enforcement and collection abilities comprising the Portfolio which Client has assigned to Agency for collection, Agency shall exercise reasonable care and its best efforts to lawfully collect the Portfolio pursuant to this Agreement. Client hereby designates Agency as its sole and exclusive agency for collection of the Portfolio. Agency shall directly and through affiliated entities, collect payments from customers in the Portfolio at all of the sixteen (16) Auto Master retail sales locations (collectively referred to as the "Dealership Facilities") which continue to be operated by Agency's affiliate, Interstate Auto Group, Inc. and its affiliates. Agency shall utilize the services of its own employees to collect the Portfolio and shall utilize Client's Euless collection center location pursuant to an Office Sharing Agreement of even date herewith for purposes of performing a substantial portion of the services to be provided hereunder.

     2.     Warranties. (a) In collecting the Portfolio, Agency covenants, warrants and represents to Client that (i) Agency shall comply with all applicable laws, rules and regulations, (ii) shall engage only in activities and actions and use only collection tools and methods which fully comply with all applicable laws, rules and regulations, and (iii) to modify or eliminate any of its activities, actions, tools or methods deemed unreasonable pursuant to any written instructions Agency may receive from Client. In addition, Agency covenants, warrants and represents that it shall obtain and maintain at all times wherever licenses and bonds are required in any jurisdiction where collection efforts by Agency on behalf of Client occur, and fulfill whatever other requirements as are required in order to properly perform the terms and conditions of this Agreement.

     (b) Client covenants, warrants and represents that it is the absolute and exclusive owner of the Portfolio, subject only to that certain lien in favor of JPMorgan Chase Bank, N.A. and/or Wells Fargo, N.A., or their affiliates (singularly or collectively, hereinafter the "Lender"), and that (i) Client has obtained the permission of the Lender for purposes of entering into this Agreement for the arrangements hereunder and the consent of the Lender for the payment of all fees due to Agency hereunder, (ii) Client has the full authority and has received all necessary authorizations to enter into the terms and conditions of this Agreement, (iii) all title and related documentation for the Portfolio has been properly evidenced, recorded, completed and filed with all necessary governmental agencies to perfect a proper security interest in the assets securitizing each installment sales contract comprising the Portfolio and is in the possession of the Client, (iv) all of the financial and accounting information provided by the Client to the Agency with respect to the Portfolio is current, accurate and complete in all material respects, (v) as of the date of entering into this Agreement, the Portfolio has an outstanding balance of $71,606,471, and (vi) not more than 40% of the active outstanding balance of the Portfolio is one day or more delinquent as of November 21, 2008. Client makes no warranties or representations concerning the quality of the Portfolio.

     3.     Fees. Agency shall receive a fee of fifteen percent (15%) for its efforts in collecting any and all payments resulting from the Portfolio up to the cumulative receipt of $25,000,000. After the cumulative receipt of $25,000,000 from the Portfolio collection efforts up to a cumulative receipt of $35,000,000, Agency's collection fees shall be fifty percent (50%) of all Portfolio collections received in excess of $25,000,000. After the cumulative receipt of $35,000,000 from the Portfolio collection efforts, Agency shall receive one hundred percent (100%) of the collection proceeds from the Portfolio on the next $1,000,000. After the cumulative receipt of $36,000,000 from the Portfolio collection efforts, Agency shall collect the remaining Portfolio on behalf of the Client for a fee of forty percent (40%) of all proceeds received. For purposes of defining the collection proceeds resulting from the Portfolio, all payments of principal, interest and penalties, repossession collateral recoveries, fees and any other customer payments shall be included. Agency shall be entitled to all such fees on the cumulative amounts collected by or paid to Agency or Client on Portfolio income. Agency shall be responsible for the payment of all costs and expenses associated with the collection of the Portfolio, including all of Agency's employee and payroll costs, operating fees, repossession fees, attorneys' fees and court costs associated with the efforts for collection, and similar and related costs. The receipt of any proceeds by Client or Agency during the term of this Agreement from the Portfolio shall be counted in and deemed a part of the cumulative receipts collected by Agency on behalf of Client and Client shall be entitled to its fee thereon even if such amounts are paid directly to or collected by the Client. Client agrees to provide a full, detailed accounting to Agency on a monthly basis for any such receipts, and less comprehensive daily and weekly reports in a mutually acceptable format. Any proceeds received by Client or Agency resulting from the repossessed vehicles in the possession of Client as of the date hereof as identified on Exhibit B attached hereto shall not be included in the cumulative sum of the Portfolio collected and will belong 100% to the Client. Agency shall receive no fee for collections on loans charged off by Client before the execution of this Agreement.

     4.     Direct payments. Client shall promptly notify Agency (on no less than a weekly basis) of any and all payments received from or arrangements made directly with Client's Portfolio accounts. Agency shall be entitled to its fees as provided above for Client's receipt of such direct payments.

     5.     Records. Agency shall keep complete and accurate records with respect to the Portfolio and all actions taken with respect thereto, which records Agency shall provide Client with full access to inspect, copy, audit and/or review upon Client's reasonable request during normal business hours upon three (3) days written notice to Agency. In addition, Agency will provide Client with a daily report of receipts and a weekly and monthly status report on all efforts to collect the Portfolio without cost to Client. Employees hired by Agency will be permitted to interact with the Client's employees at the shared office facility in Euless, Texas. During the period of the Agency's collection of the Portfolio, Client shall also have reasonable access to all of Agency's records relating to the Portfolio at any of the Dealership Facilities during normal business hours. Agency shall have the final say as to all efforts required or deemed reasonably necessary by Agency for the collection of the Portfolio, but Agency will provide progress reports and meet with the Client and its staff on a monthly basis or as otherwise reasonably requested to address any collection issues and to discuss the status of Agency's collection efforts on the Portfolio. During the term of this Agreement, Agency shall use its best efforts to continue collecting the Portfolio in the ordinary course of business. Agency may sell all or any portion of the Portfolio to a third party only with the prior written consent of Client, which may be withheld for any or no reason. Any such proceeds shall be treated as cumulative receipts from the Portfolio for which Agency shall be entitled to its fee receipts as provided under paragraph 3 hereof.

     6.     Remittance. Agency shall establish a separate deposit account (hereafter, "Trust Account") at a financial institution approved by Client, in which to deposit all collections of the Portfolio, and no other funds shall be commingled therewith. All funds in the Trust Account shall be the sole and exclusive property of Client. Once each banking day, Agent shall transmit via an Automated Clearing House ("ACH") debit entry, the collected funds, less Agent's fee, to a deposit account designated by Client. Simultaneously, Agency shall transmit to its own deposit account via ACH debit entry that portion of the collections representing Agent's fee. Agency acknowledges that it shall collect monies on the Portfolio for the benefit of and as a trustee of Client. Client shall be responsible for returned item charges to the Trust Account, and Agency shall be responsible for refunding fees collected on returned items. These matters shall be reconciled daily prior to the transmission of funds from the Trust Account. The Trust Account shall be reconciled by Agency on a daily basis and a detailed report, in a mutually satisfactory format, shall be provided to Client on a daily basis.

     7.     Agency Authority. Agency has full authority to reasonably rely upon the documentation provided by the Client to Agency. Agency shall have full authority to retain an attorney selected by Agency and to engage such attorney pursuant to the Agency authority created hereby. Any attorney retained by or through the Agency shall be formally retained by Agency pursuant to a written retainer agreement, which written retainer agreement shall require that the attorney waives any attorneys' lien that may be permitted with respect to the books, records, documents, memoranda, litigation documents and files with respect to any account within the Portfolio of the attorney who has been retained to collect on behalf of Agency. Agency's agreement with any such attorney shall provide that Agency alone shall be responsible for the payment of all attorneys fees and related expense.

     8.     [INTENTIONALLY OMITTED]

     9.     Agency's Affiliate Activities. In the event any active customer of Client or its affiliates as of the closing date who has an account which is included in the Portfolio acquires a new vehicle from any of Agency's affiliate's Dealership Facilities, (a) Agency shall notify Client of the event and (b) Client shall receive payment of outstanding principal related to the receivable less Agency's collection fee.

     10.     Independent Contractor. Agency is, and shall at all times be, an independent contractor in the performance of this Agreement.

     11.     Termination.

     (a)     "Termination," when used with reference this Agreement, shall refer to the termination of Agency's contractual authority to collect Client's Portfolio for a fee. Client may terminate this Agreement if Agency shall materially default under this Agreement, including without limitation, by failing to properly collect, process, timely account for or remit any collections of the Portfolio, provided that in the case of a default which can be cured, such default remains uncured, for a period of ten (10) days following written notice from Client.

     (b)     This Agreement may also be terminated by Client in the event there is a "Material Adverse Change" in Agency's financial condition during the term of this Agreement. A "Material Adverse Change" means any event, circumstances, or change in the business, operations, properties, prospects, capitalization, credit, assets or condition of Agency (or its affiliates), which is or may reasonably be expected to become materially adverse to Agency, its business, operations, or results of operations, the condition (financial or otherwise) of the Company or any material asset (including without limitation, any Material Contract). A "Material Adverse Change" shall mean a default by Agency (or any of its affiliates) under any loan covenant with any lender and the failure to cure such default within thirty (30) days. Agency shall have the duty to immediately notify Client of any such default.

     (c)     This Agreement may also be terminated by Client if Agency fails to achieve the minimum gross collection requirements described in Exhibit "___C__", on a cumulative basis, for any three month period, which failure, if any, shall be a material default under this Agreement. Agency shall, upon receiving notice of such a termination, immediately return all documents relating to the Portfolio to Client, and shall cause its affiliates, Interstate Auto Group, Inc., Interstate Auto Group, Inc. (MO), Interstate Auto Group, Inc. (OK), Interstate Auto Group, Inc. (AR), and Texas IAG, Inc., to permit Client reasonable and continuous use of Agency's then occupied facilities and equipment through June 30, 2012, sufficient to accommodate up to two Client employees at each of the Dealership Facilities, for the purpose of collecting the Portfolio; in which event, Client shall pay its pro rata share of all costs associated therewith, based upon the proportion of space occupied by Client to the total square footage of each shared facility.

     (d)     Otherwise, this Agreement shall terminate by its own terms as of June 30, 2012, unless extended in writing by the parties. In the event of any termination, Agency shall immediately surrender and cause to be delivered to Client's executive offices in Arlington Texas (or such other location(s) as Client shall direct in writing), all records, documents and information (including all electronically stored data) relating to the Portfolio, at no cost to the Client, and Client shall henceforth have the exclusive right to collect the Portfolio. Notwithstanding any termination, Agency and Client shall comply with all of the other terms and conditions set forth herein regarding payments due to Client, fees to be received by Agency, surrender and delivery of the records, documents and information (including all electronically stored data), and other obligations related to accounting and reporting which shall survive termination of this Agreement.

     12.     Indemnification.

     (a) Agency agrees to indemnify, defend and hold Client and its affiliates harmless against and from any and all claims, losses, damages and expenses by or on behalf of any person or entity arising from any breach or default on the part of the Agency and the performance of any of its covenants, warranties, representations or agreements on the part of Agency to be performed, pursuant to the terms of this Agreement, or arising from any act, omission, or negligence, gross negligence or misconduct on the part of the Agency or its officers, directors, employees, agents or representatives after the date of this Agreement. Such indemnification shall include all reasonable costs, counsel fees, expenses incurred in or about any such claim, action or proceeding incurred by Client, including attorneys' fees incurred in enforcing this Agreement if successful in such action. No settlement or dispute for which indemnification exists shall be permitted without the written consent of the Client, which consent shall not be unreasonably withheld. Agency will promptly notify Client in writing in the event a claim is made against Agency with respect to any account comprising the Portfolio. Agency shall be permitted to retain counsel of its choice with respect to its obligation to defend Client, but such counsel shall be reasonably acceptable to Client. Client shall at all times be promptly informed as to the status of any litigation, mediation or arbitration proceeding involving the indemnification obligations hereunder and may participate in such litigation, arbitration or proceeding with counsel of its own choosing, if Client so desires, but at Client's sole expense, unless Agency has failed to diligently and in good faith defend Client pursuant to this paragraph 12(a). In such event, counsel retained by Client shall be at the expense of the Agency.

     (b) Client agrees to indemnify, defend and hold Agency and its affiliates harmless against and from any and all claims, losses, damages and expenses by or on behalf of any person or entity arising from any breach or default on the part of the Client and the performance of any of its covenants, warranties, representations or agreements on the part of Client to be performed, pursuant to the terms of this Agreement, or arising from any act, omission, or negligence, gross negligence or misconduct on the part of the Client or its officers, directors, employees, agents or representatives arising with respect to the Portfolio prior to the date of this Agreement. Such indemnification shall include all reasonable costs, counsel fees, expenses incurred in or about any such claim, action or proceeding incurred by Agency, including attorneys' fees incurred in enforcing this Agreement. No settlement or dispute for which indemnification exists shall be permitted without the written consent of the Agency, which consent shall not be unreasonably withheld. Client will promptly notify Agency in writing in the event a claim is made against Client with respect to any right of indemnification hereunder. Client shall be permitted to retain counsel of its choice with respect to its obligation to defend Agency, but such counsel shall be reasonably acceptable to Agency. Agency shall at all times be promptly informed as to the status of any litigation, mediation or arbitration proceeding involving the indemnification obligations hereunder and may participate in such litigation, arbitration or proceeding with counsel of its own choosing, if Agency so desires, but at Agency's sole expense, unless Client has failed to diligently and in good faith defend Agency pursuant to this paragraph 12(b). In such event, counsel retained by Agency shall be at the expense of the Client.

     13.     Amendments. No modifications, alterations or amendment of this Agreement shall be binding on either party unless in writing and signed by an officer of the parties hereto.

     14.     Time is of the essence. Time is of the essence with respect to all performance obligations under this agreement.

     15.     No waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     16.     No Assignment. Agency may not assign or otherwise transfer its rights, obligations or duties under this Agreement without the written consent of Client, which consent may be withheld for any or no reason. Notwithstanding the foregoing, any assignment or transfer to an affiliate of Agency shall be permitted without such prior written consent, but Agency shall notify Client in writing of any such assignment. Any such transfer shall not relieve Agency of its obligations and duties hereunder unless Client consents otherwise in writing. All obligations, liabilities, warranties, covenants and representations of Agency shall survive expiration or termination of this Agreement. In the event of a permitted assignment, this Agreement shall be binding upon the successors and assigns of the parties hereto.

     17.     Governing Laws, Interpretation; counterparts. The laws of the State of Minnesota shall govern as to the interpretation, validity and effect of this Agreement and any amendment or modifications thereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

     18.     WAIVER OF RIGHTS TO TRIAL BY JURY; ARBITRATION; VENUE.

A.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (HEREINAFTER COLLECTIVELY, "DISPUTES").

B.

EACH PARTY HEREBY AGREES AND CONSENTS THAT ALL DISPUTES SHALL BE DECIDED BY BINDING ARBITRATION, CONDUCTED IN ST. LOUIS, MISSOURI, BEFORE ONE OR MORE ARBITRATORS (AS DESCRIBED BELOW), UNDER THE THEN CURRENT COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT OR THE AMERICAN ARBITRATION ASSOCIATION AS WRITTEN EVIDENCE OF THE AGREEMENT OF THE SIGNATORIES HERETO TO ARBITRATE ALL DISPUTES AND TO WAIVE THEIR RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES. THIS AGREEMENT TO ARBITRATE SHALL INCLUDE CLAIMS FOR INJUNCTIVE RELIEF.

C.

PROCEDURE FOR INJUNCTIVE RELIEF. IN THE EVENT A PARTY SEEKS INJUNCTIVE RELIEF, THE CLAIM SHALL BE ADMINISTRATIVELY EXPEDITED BY THE AAA, WHICH SHALL APPOINT A SINGLE, NEUTRAL ARBITRATOR FOR THE LIMITED PURPOSE OF DECIDING SUCH CLAIM. SUCH ARBITRATOR SHALL BE A QUALIFIED ATTORNEY IN GOOD STANDING, AND PREFERABLY SHALL BE A RETIRED STATE OR FEDERAL DISTRICT JUDGE. THE SINGLE ARBITRATOR SHALL DECIDE THE CLAIM FOR INJUNCTIVE RELIEF IMMEDIATELY ON HEARING OR RECEIVING THE PARTIES' SUBMISSIONS (UNLESS, IN THE INTERESTS OF JUSTICE, HE MUST RULE EX PARTE); PROVIDED, HOWEVER, THAT THE SINGLE ARBITRATOR SHALL RULE ON SUCH CLAIMS WITHIN 24 HOURS OF SUBMISSION OF THE CLAIM TO THE AAA. THE SINGLE ARBITRATOR'S RULING SHALL NOT EXTEND BEYOND 14 CALENDAR DAYS AND ON APPLICATION BY THE CLAIMANT, UP TO AN ADDITIONAL 14 DAYS FOLLOWING WHICH, AFTER A HEARING ON THE CLAIM FOR INJUNCTIVE RELIEF, A TEMPORARY INJUNCTION MAY ISSUE PENDING THE AWARD. ANY RELIEF GRANTED UNDER THIS PROCEDURE FOR INJUNCTIVE RELIEF SHALL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION ON AN EXPEDITED, EX PARTE BASIS AND SHALL NOT BE THE SUBJECT OF ANY EVIDENTIARY HEARING OR FURTHER SUBMISSION BY EITHER PARTY, BUT THE COURT, ON APPLICATION TO ENFORCE A TEMPORARY ORDER, SHALL ISSUE SUCH ORDERS AS NECESSARY TO ITS ENFORCEMENT.

D.

PROCEDURE AFTER A CLAIM FOR INJUNCTIVE RELIEF OR WHERE NO CLAIM FOR INJUNCTIVE RELIEF IS MADE. THE ARBITRATOR SHALL BE SELECTED AS FOLLOWS: IN THE EVENT THE PARTIES TO THE ARBITRATION AGREE ON ONE ARBITRATOR, THE ARBITRATION SHALL BE CONDUCTED BY SUCH ARBITRATOR. IN THE EVENT THE PARTIES TO THE ARBITRATION DO NOT SO AGREE, EACH SIDE SHALL SELECT ONE INDEPENDENT, QUALIFIED ARBITRATOR, AND THE TWO ARBITRATORS SO SELECTED SHALL SELECT THE THIRD ARBITRATOR. THE ARBITRATOR(S) ARE HEREIN REFERRED TO AS THE "PANEL." EITHER PARTY SHALL HAVE THE RIGHT TO STRIKE ANY INDIVIDUAL ARBITRATOR WHO SHALL BE EMPLOYED BY OR AFFILIATED WITH A COMPETING ORGANIZATION.

E.	THE TIME IN WHICH TO INITIATE LEGAL PROCEEDINGS REGARDING DISPUTES SHALL EXPIRE TWO YEARS AND ONE DAY FOLLOWING THE ACCRUAL OF THE CAUSE OF ACTION.

     19.     Entire Agreement. This Agreement is the entire agreement between the parties, and supersedes all prior agreements or understandings, and letters of intent, whether oral or written.

     20.     Notices. All notices, requests, demands, and other communications required hereunder shall, in order to be effective, be in writing, and be given by personal service or by prepaid U.S. certified mail, return receipt requested, via facsimile or via e-mail addressed as follows:
If to Agency:	UAC AM Collection, LLC
Attn: Donald C. Griffin
7401 Bush Lake Road
Edina, MN 55439

With a copy to:	Mackall, Crounse & Moore, PLC
Attn: William J. O'Brien
1400 AT&T Tower
901 Marquette Avenue
Minneapolis, MN 55402

If to Purchaser:	Guaranteed Auto Finance, Inc.
Attn: Doug Orr
690 E. Lamar Blvd, Suite 400
Arlington, TX 76011

With a copy to:	Coats | Rose
Attn: Patrick E. Gaas
3 E. Greenway Plaza, Suite 2000
Houston, TX 77046

Notice by mail is effective upon mailing and notice by service is effective upon service. Upon written notice in accordance with the foregoing, any party may change the mailing or e-mail address or facsimile number or the person to whom any notice or other communication is to be sent.

     21.     Proprietary Information. It is agreed by both Client and Agency that all information herein pertaining to the services and fees shall be considered to be proprietary to the party who created such information.

     22.     Attorneys' Fees. In the event of a breach or default of any term, condition, warranty or representation in this Agreement by one of the parties, and legal proceedings are instituted by reason thereof, the prevailing party shall be entitled to an award of attorneys' fees, costs and expenses from the non-prevailing party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
UAC AM COLLECTION, LLC

By:

Donald C. Griffin
Its: President

SHAC, INC.

By:

Rick L.Wessel
	Its:	President